Exhibit 99.1

Contact:	Dan McCarthy, 610-774-5758
PPL Corporation
Two N. Ninth St.
Allentown, PA 18101

Financial services executive named to PPL Corporation board

ALLENTOWN, Pa. (Dec. 1, 2009) -- PPL Corporation announced Tuesday (12/1) that a retired executive with more than three decades of financial services experience has been named to the company’s board of directors.
Natica von Althann, who most recently served as the senior credit risk management executive for U.S. Trust/Bank of America, joins the PPL board effective today. Prior to her role at U.S. Trust, von Althann spent 26 years at Citigroup, where she eventually became managing director in the office of the chief financial officer.
“We are very pleased to welcome Natica von Althann to the already strong PPL board of directors,” said James H. Miller, PPL chairman, president and chief executive officer. “Her extraordinary experience in financing, strategic planning and risk management will bring valuable additional insight to the board.”
A native of Cuba, von Althann immigrated to the United States with the advent of the Castro regime. She earned a bachelor’s degree in political science from Bryn Mawr College and also completed master’s-level work in Iberian and Latin American history at the University of Cologne, Germany.
After joining Citibank in New York in 1976 as part of the company’s management training program, she was named to a vice president position in 1980. Following vice presidential posts in the Leveraged Capital and High Yield Finance groups, she was named managing director of Citibank’s U.S. Telecommunications-Technology group in 1992.
She also served as managing director and global industry head of the retail and apparel group before being named division executive and market region head for Latin America in the private banking group, with responsibility for more than $20 billion in client assets. She served as managing director of the office of the chief financial officer before leaving Citigroup.
In 2003, von Althann joined U.S. Trust as chief credit officer. She served in that role until 2007 when U.S. Trust was acquired by Bank of America, at which time she was appointed as senior credit risk management executive of Bank of America and served in that role until she retired in June 2008.
Currently a resident of New York City, von Althann is a member of the board of directors of TD Bank. She also serves on the board of the YWCA of the City of New York and Neighbors Link of Mount Kisco, New York.
Her appointment brings the total PPL board membership to 11, 10 of whom are independent, outside directors. She will be in the class of directors whose terms expire in 2011.
PPL Corporation, headquartered in Allentown, Pa., owns or controls nearly 12,000 megawatts of generating capacity in the United States, sells energy in key U.S. markets and delivers electricity to about 4 million customers in Pennsylvania and the United Kingdom.  More information is available at www.pplweb.com.

#     #     #

Note to Editors: Visit our media Web site at www.pplnewsroom.com for additional news and background about PPL Corporation.